Exhibit 10.2

DBI Lease Buyback Servicing LLC ▪ Drawbridge Investments LLC

311 Boulevard of the Americas, Suite 403, Lakewood, NJ 08701

June 17, 2022

Mullen Automotive Inc.
1405 Pioneer Street
Brea, CA 92821

Re:	Sale of Note

Ladies and Gentlemen:

Reference is made to the Secured Convertible Promissory Note and Security Agreement (the “Note”), dated as of July 23, 2020, by Mullen Automotive Inc., a Delaware corporation (the “Borrower”), as successor to Mullen Technologies, Inc., a California corporation, in favor of DBI Lease Buyback Servicing LLC, a Delaware limited liability company (“DBI”) and an affiliate of Drawbridge Investments LLC (“Drawbridge”).

The undersigned has been advised by Borrower that it has received documentation from Esousa Holdings LLC, a New York limited liability company (the “Buyer”), to purchase all rights, title and interest in the Note on or about June 17, 2022. The purchase price for the Note on such date shall be $25,367,187.10, which represents aggregate outstanding principal and accrued interest of $28,867,187.10, less a discount of $3,500,000 (the “Discount”). If a purchase does not occur on or before 3:30 pm (ET) on June 17, 2022, Borrower shall remain liable to DBI in full for all amounts due under the Note on the Maturity Date (as defined in the Note). Upon DBI’s receipt of (i) a countersigned copy of this letter agreement (this “Agreement”), which shall be deemed an agreement by Borrower to all the terms hereof, including, without limitation, the terms of Schedule B with respect to the option granted by Borrower to Drawbridge (or its designee) to purchase shares of newly-issued Series E Preferred Stock from Borrower (the “Series E Purchase Option”), and (ii) payment and assignment of the Note as provided above (clauses (i) and (ii), together, the “Satisfaction Conditions”), Borrower shall thereafter no longer have obligations under the Note and related documents to Drawbridge, which obligations shall have been assigned for the benefit of Buyer.

In consideration of the covenants, agreements and undertakings of the parties under this Agreement, effective upon the full satisfaction of the Satisfaction Conditions and subject to the following paragraph, each party, on behalf of itself and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, "Releasors") hereby releases, waives, and forever discharges the other party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, "Releasees") of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity (collectively, "Claims"), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement, including, without limitation, the Note and any sums due thereunder. For clarity, the foregoing release shall not extinguish the obligations of Borrower under the Note and related documents, all of which such obligations¸ upon full satisfaction of the Satisfaction Conditions, shall have been assigned to Buyer.

Notwithstanding the foregoing, the parties acknowledge and agree that Drawbridge is accepting the Discount in reasonable reliance on this Agreement and the Borrower’s obligation to execute and deliver definitive transaction documents providing for Drawbridge’s Series E Purchase Option consistent, in all material respects, with Schedule B. The parties also acknowledge and agree that (i) the release by DBI and Drawbridge as Releasors of Claims that each may have against Borrower and its Releasees in the foregoing paragraph is conditioned upon full satisfaction of all obligations included within or related to the Satisfaction Conditions, which include, without limitation, Borrower’s delivery of executed definitive transaction documents providing for Drawbridge’s Series E Purchase Option consistent, in all material respects, with Schedule B. and (ii) Borrower shall provide all necessary information and assistance, including the delivery of a legal opinion of counsel, as reasonably requested by Drawbridge from time to time, in connection with the removal of any restrictive legends from the shares of common stock issued to Drawbridge and/or its affiliates following the conversion of shares of Borrower’s Series A Preferred Stock.

The parties agree that in the event that Borrower does not comply with its obligation to consummate the Series E Purchase Option transaction in accordance with the terms of Schedule B, Borrower shall pay Drawbridge the amount of all costs and expenses (including legal fees) as incurred by Drawbridge or any of its affiliates in connection with the enforcement of, or the preservation of any rights under, this Agreement in advance of disposition of such proceeding.

The parties shall, and shall cause their respective affiliates to, furnish the other party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

This Agreement is the sole and entire agreement of the parties regarding the subject matter contained herein, and supersedes all prior and contemporaneous understandings or agreements regarding such subject matter. This Agreement is governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. Any legal suit, action, or proceeding arising out of this Agreement must be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in New York County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. This Agreement may only be amended, modified, waived, or supplemented by an agreement in writing signed by each party. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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Very truly yours,

DBI LEASE BUYBACK SERVICING LLC

By:	/s/ Tzvi Davis
Name:	Tzvi Davis
Title:	Authorized Person

DRAWBRIDGE INVESTMENTS LLC

By:	/s/ Tzvi Davis
Name:	Tzvi Davis
Title:	Authorized Person

Agreed to by:

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer

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Schedule A

[RESERVED]

Schedule B

Principal Terms of Series E Purchase Option

•	Drawbridge or its designee will have the option (but not the obligation), evidenced by way of an option agreement (which option agreement shall include as an exhibit the applicable certificate of designation and form of warrant, among other items (the “Option Agreement”)) to purchase up to $25 million worth of shares of Borrower’s newly-issued Series E Convertible Preferred Stock from Borrower (the “Series E Preferred Shares”), which shall be convertible into shares of Borrower’s common stock on a 1-to-1 basis, subject to adjustment for stock splits and other events

•	Purchase price per Series E Preferred Shares shall be the lower of (x) the closing market price of Borrower’s common stock on the effective date of the Option Agreement for the Series E Preferred Stock and (y) the closing market price of Borrower’s common stock on the date Series E Preferred Shares are issued by Borrower in accordance with the terms of the Option Agreement.

o	Series E Preferred Shares may be purchased, subject to reasonable and customary closing conditions (including without limitation absence of material adverse change) waivable by purchaser, in one or more transactions (min. $5M per purchase)

o	Deadline to purchase is 12/31/24

•	Drawbridge shall receive 3 warrants for each Series E Preferred Share purchased

o	Exercise price is purchase price of applicable Series E Preferred Share purchase

o	Term is 5 years from issuance of applicable warrant

o	Cashless exercise permitted – value determined similarly to Borrower’s Series C Preferred Stock terms (i.e., adjusted Black-Scholes function in Bloomberg; to reflect min value modified on 2/10/22 for current Series C holders – Black-Scholes value plus $1.25/warrant)

•	Series E Preferred Shares and warrants will generally be similar to purchase of Series D Preferred Stock, including with respect to registration rights, convertibility, dividends, anti-dilution protection, etc.

•	Initial draft Option Agreement documenting the Series E transaction reflecting the foregoing terms, including the terms of the Series E Preferred Shares, must be provided within 1 month of the purchase of the Note pursuant to the Agreement, and such Option Agreements shall include Borrower’s obligation upon the execution of the Option Agreement and prior to the sale and purchase of any Series E Preferred Shares to file a registration statement for the resale of such securities (provided that to the extent it is not legally permissible to file such registration statement upon signing, Borrower shall have an obligation to file such registration statement upon receipt of a notice of purchase from Drawbridge), to use reasonable best efforts to obtain and maintain the effectiveness of such registration statement during the term of the Option Agreement, and that the SEC declaring such registration statement effective shall be a condition to Drawbridge’s payment for the purchase of any Series E Preferred Shares, consistent with the terms of the Series D

•	Any terms not described above shall be no less favorable than the terms of the current Series C or Series D, whichever is most favorable to Drawbridge

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